Exhibit 99.1

Gastar Exploration Announces Senior Secured Notes Consent Solicitation
to Permit Proposed $25 Million Secured Term Loan

HOUSTON--(BUSINESS WIRE)--February 11, 2009--Gastar Exploration Ltd. (Gastar) (NYSE Alternext US:GST) (TSX:YGA) and Gastar Exploration USA, Inc. (Gastar USA) today announced that Gastar USA has commenced a consent solicitation of holders of its $100 million 12¾% Senior Secured Notes due 2012 to obtain majority noteholders approval to eliminate or modify certain covenants in the related indenture for the primary purpose of permitting Gastar USA to borrow $25 million under a proposed first lien term loan facility. The new term loan facility will be in addition to Gastar USA’s current bank loan credit facility. The proposed amendments and modifications to the indenture will also enable the Company to enter into previously negotiated related collateral documents, including, among others, an amended and restated intercreditor agreement and amended and restated first lien mortgages.

The amendments to the indenture governing the Senior Secured Notes will be made on the terms and subject to the conditions set forth in a consent solicitation statement that is being mailed to all noteholders of record on February 10, 2009 and beneficial owners of the Senior Secured Notes who have been identified through The Depositary Trust Corporation system.

Holders of Notes representing a majority in aggregate principal amount of the currently outstanding Notes have indicated that they intend to consent to the proposed amendments and modifications to the indenture. Immediately following the Company’s receipt of the consents, Gastar and Gastar USA expect to enter into the previously negotiated transaction documents, and receive net proceeds from the $25 million term loan. The Company intends to use the net proceeds from such incurrence under the Term Loan primarily to fund current and future capital commitments and well operating costs. While the Company believes that the consents will be obtained and the term loan transaction will close within two weeks, there is no assurance that the term loan transaction will close as anticipated.

This press release is for informational purposes only and is not a solicitation of consent with respect to any securities of Gastar USA or Gastar. The consent solicitation is only being made pursuant to the consent solicitation statement and related documents, that are being distributed to holders and beneficial owners of the Senior Secured Notes. The consent solicitations are not being made to holders of Notes in any jurisdiction in which the making of acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include the risks of failure to obtain the proposed consent and satisfying other conditions to closing the proposed term loan transaction.

The NYSE Alternext US LLC and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
Chief Executive Officer
J. Russell Porter, 713-739-1800
rporter@gastar.com
or
DRG&E
Investor Relations Counsel:
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com